ISECURETRAC OBTAINS $925,000 PRIVATE PLACEMENT

Chairman and Board Members Lead Investment in iSECUREtrac


OMAHA, NE
NOVEMBER 10, 2004


iSECUREtrac Corp (OTCBB: ISRE), an industry leader in secure wireless GPS tracking solutions, today announced that it had completed a $925,000 private placement at $0.23 per share. The private placement was made with an investment group which included iSECUREtrac's Chairman Roger Kanne and Board members Martin Halbur, Robert Badding, and Ronald Muhlbauer. The additional capital will be used to support the company's growth objectives.

"The Company has been achieving remarkable results over the last 9 months which signifies a rapidly expanding opportunity for iSECUREtrac's wireless GPS solutions," said Roger Kanne, iSECUREtrac Chairman. "We believe there is a growing market opportunity for wireless GPS tracking and monitoring systems to enhance public safety by monitoring sex offenders and supporting law enforcement agencies in their effort to monitor over 5 million persons in community supervision programs in the USA. This is in addition to the opportunities developing in Homeland Security and international markets," added Mr. Kanne.

"We are already in use in 40 States and the U.K, we have the leading secure wearable wireless GPS tracking device that can be used by law enforcement agencies at all levels to track a persons movement 24 hours a day, 7 days a week," said Tom Wharton, iSECUREtrac's President and CEO. "We estimate that over the next ten years there will be over 1 million persons requiring secure wireless GPS monitoring in the U.S.A. alone. The growth will come from the need for alternative sentencing to lower prison costs, the need to monitor released sex and drug use offenders, and the increased need to monitor certain foreigners in support of homeland security and public safety. No other wireless GPS tracking system gives law enforcement agencies the tools they need to manage these large caseloads, and we are pleased to have the financial confidence of our Chairman, Board members, and other investors," added Wharton.

ABOUT ISECURETRAC
iSECUREtrac Corp is an information services and technology company providing advanced solutions for the mobile tracking of individuals and assets, including real time data collection, secure remote reporting, and data warehousing. iSECUREtrac's products are designed to improve security, enhance overall management information, and provide faster analysis and response for targeted government and commercial applications. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

SAFE HARBOR
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

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For More Information Contact:

TOM WHARTON
iSECUREtrac Corp.
5022 S. 114th Street
Omaha, NE 68137
[p] 402.537.0022
[f] 402.537.9847
pr@isecuretrac.com


Investor Information Contact:

DAVID VANA
iSECUREtrac Corp.
5022 S. 114th Street
Omaha, NE 68137
[p] 402.537.0022
[f] 402.537.9847
dvana@isecuretrac.com